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RIGGS (LOGO)                                  NEWS RELEASE

                                              RIGGS NATIONAL CORPORATION
                                              800 17th Street, N.W.
                                              Washington, D.C.  20074-0114





For Immediate Release, September 28, 1995


                     	FEDERAL RESERVE TERMINATES
                	MEMORANDUM OF UNDERSTANDING WITH RIGGS

    	Regulator Action Reflects Riggs' Substantially Improved Performance

              	DAVID ADDISON TO HEAD ON AN INTERIM BASIS
                 	RIGGS INVESTMENT MANAGEMENT COMPANY


Washington, D.C.-----Riggs National Corporation today announced that it has been informed by the Federal Reserve Bank of Richmond that the Federal Reserve Bank, as a result of the overall improvement in the financial condition of both Riggs National Corporation and its principal subsidiary, The Riggs National Bank of Washington D.C., has terminated effective immediately the Federal Reserve's Memorandum of Understanding with Riggs National Corporation. This brings to an end all operating agreements between Riggs and its banking regulators.

     Joe L. Allbritton, Chairman and Chief Executive Officer of Riggs National Corporation, stated, "We are very pleased that the Federal Reserve has lifted the Memorandum of Understanding. This is further recognition of the substantial progress of Riggs both operationally and financially, including Riggs' improved earnings, significant cash reserves, enhanced capital position, reduced level of problem assets and strengthened senior management team.

     "Both actions are important to and support Riggs' abilities to capitalize on its strong

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competitive position in the greater Washington market
as a leader in financial services," he said.

     Riggs also reported that David D. Addison, Senior Vice President in charge of Riggs' trust division and a member of the investment management committee of Riggs' proprietary mutual fund management company, Riggs Investment Management Company (RIMCO), will assume the additional position on an interim basis of President and Chief Executive Officer of RIMCO. Mr. Addison succeeds Robert von Pentz who, having headed RIMCO for a number of years, has decided that the time is now appropriate to resign to pursue other personal business interests.

    	Mr. Allbritton stated, "David Addison provides appropriate leadership for RIMCO and permits Riggs management to carefully select a permanent successor for this position. With David Addison, RIMCO has in place an individual fully knowledgeable of its business. His leadership will allow RIMCO to continue the tradition of stability, service and performance that RIMCO's customers expect and deserve."

    	The Riggs National Corporation is a Washington, D.C.-based multibank holding company with banks in Washington, D.C., Virginia, Maryland, Florida,
The United Kingdom, France and The Bahamas.   Riggs serves the metropolitan
Washington area with 33 locations in the District of Columbia, 16 in Virginia and 9 in Maryland. The company's common shares (RIGS) are traded on the NASDAQ National Market System.

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For more information, contact: Tige Savage, Vice President, 202-835-5510